NEWS RELEASE
TSX: SCY
May 15, 2019
NR 19-09
www.scandiummining.com

NYNGAN PROJECT – NEW MINE LEASE APPLICATION FILED

Reno, Nevada – May 15, 2019 – Scandium International Mining Corp. (TSX:SCY) ("Scandium International" or the "Company") advises that it has filed a new mine lease application ("MLA 568") with governmental regulators, related to the Nyngan Scandium Project, in New South Wales, Australia. The new application covers an estimated 371 hectares of ground where the surface rights are fully owned by the Company’s Australian subsidiary, EMC Metals Australia Pty Ltd. The Company will seek the granting of a new mine lease for the Nyngan Scandium Project, based on this new MLA.

The new MLA filing is in direct response to ongoing delays in governmental resolution of a neighboring landowner’s objection to the Company’s 2017 mine lease grant (ML 1763). The new MLA is not expected to encounter delays in processing by the relevant governmental departments, and specifically is not dependent on either timing or ultimate resolution of the ongoing landowner objection to the award of ML 1763.

HIGHLIGHTS:

  The Company believes it can permit and construct a scandium mine, of similar design and scale to our current plans, within the footprint defined by this new MLA 568,
  Ongoing review by governmental departments of the landowner objection will continue, and depending on the final ruling, could result in the grant of a new mining lease over the original 875 hectare footprint and boundaries defined in the original ML 1763,
  The Company fully intends to proceed with development of the Nyngan Scandium Project, regardless of the final outcome of the pending landowner objection.

DISCUSSION:
The Company has filed two 2019 news releases on this matter, in January and April, outlining the issues, the timing of events and discoveries, and the pathways to resolution for ourselves, our neighboring landowner, and the Department of Planning and Environment (the "Department"). While the Department now has a new Minister and a revised portfolio, the Secretary of the Department remains charged with the task of determining the validity of the affected landowner’s ‘Agricultural Land’ objection, and the ‘first principles’ investigations related to that final determination have been ongoing since initiated in 2018. The Secretary of the Department must make a ruling on the objection, but that ruling can be made at any time. If the Secretary of the Department rejects the landowner’s objection, the Department will grant a new Mining Lease over the area of the 2017 granted ML 1763, currently determined to be invalid.

The Company’s decision to file a parallel MLA 568, and request a new mine lease grant on that new MLA, is fully independent of other potential resolution paths, and is specifically not impacted by related and ongoing matters between the Department and the landowner. No neighboring landowner surface rights are included in MLA 568.

The critical observation for both shareholders and future customers is that the Company believes it can permit and construct a scandium mine, of similar design and scale to our current plans, without the requirement by Scandium International’s Australian subsidiary to own or control the objecting landowner’s portion of land previously included in the 2017 granted ML 1763.

The NI 43-101 Nyngan Project resource represents multiples of size relative to the 20 year initial development program put forward in the Company’s feasibility study. The Company owns land over a significant portion of that resource, and has established rights and permissions to develop. Whether an ML is granted over EMC Metals Australia Pty Ltd freehold land, or is granted to also include additional land currently owned by a neighboring landowner, the Company intends to pursue plans to construct and operate the world’s first primary scandium mine on the Nyngan project site.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Ltd.

The Company filed a NI 43-101 technical report in May 2016, titled "Feasibility Study – Nyngan Scandium Project". That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company, and risks associated with permitting. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.